As filed with Securities and Exchange Commission on January 22, 2001
                                                  Registration No. _____________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          LIGHT MANAGEMENT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                Nevada                                       75-2727932
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                       Identification No.)

                             Suite 301, 3060 Mainway
                           Burlington, Ontario L7M 1A3
                                  800-465-9216
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CONSULTING AGREEMENTS
                              (Full Title of Plan)

                          CSC Services of Nevada, Inc.
                              502 East John Street
                              Carson City, NV 89706
                     (Name and address of agent for service)

                                 (775) 882-3072
          (Telephone number, including area code, of agent for service)

                                 with a copy to:
                            Martin E. Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6050

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE


Title of each class of       Amount to be          Proposed Maximum       Proposed Maximum             Amount of
   Securities to be         Registered (1)        Offering Price per     Aggregate Offering      Registration Fee (3)
      Registered                                      Share (2)               Price (2)

Common Stock, par           1,750,000                   $0.25                 $437,500                  $104.57
  value $.0001 per
      share

      TOTAL:                1,750,000                                                                   $104.57

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the Consulting Agreement.

(2) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c); based on the average of the bid ($0.24) and ask ($0.26) prices for the Common Stock as reported on the OTC Bulletin Board on January 22, 2002.

(3) Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .000239.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed by Light Management Group, Inc., (hereinafter, the "Company") with the Securities Exchange Commission
(hereinafter, the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (hereinafter, the "1934 Act") are incorporated herein by reference:

     (a) The Company's Annual Report filed on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the SEC on April 24, 2001, and as amended by Form 10-KSB/A, as filed with the SEC on June 22, 2001;

     (b) The Company's Proxy Statement on Schedule 14A, as filed with the SEC on July 16, 2001;

     (c) The Company's Quarterly Report filed on Form 10-QSB for the quarter ended March 31, 2001, as filed with the SEC on May 24, 2001;

     (d) The Company's Quarterly Report filed on Form 10-QSB for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001; and

     (e) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, as filed with the SEC on November 19, 2001.

     All documents filed by the Company with the Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

ITEM 4. DESCRIPTION OF SECURITIES.

     The Company is authorized to issue 200,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"). As of November 16, 2001, approximately 23,097,790 shares of Common Stock were issued and outstanding.

     The Company is also authorized to issue 10,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"). As of September 30, 2001, approximately 2,766,798 shares of Preferred Stock were issued and outstanding.

     The Common Stock, the securities to be registered pursuant to this Registration Statement on Form S-8, entitle the holders to the following rights:

     Voting Rights: Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights; accordingly, the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

     Dividend Rights: Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor.

     Liquidation Rights: Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro-rata all of the assets of the company available for distribution to shareholders after any distributions are made to the holders of the Preferred Stock.

     Preemptive Rights: Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 78.7502 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, section 78.7502 provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Section 78.751 of the NGCL provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NGCL shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

        (b) The articles of incorporation of the Company provide that the Company shall indemnify any and all persons who may serve at any time as directors or officers or who at the request of the Board of Directors of the Company may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assignees, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Company, or such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own gross negligence or willful misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

        (c) The bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company from and against any and all claims, judgments and liabilities to which such directors or officers shall become subject by reason of any action or omission alleged to have been taken by such director or officer, and shall reimburse each director or officer for all legal and other expenses reasonably incurred by him in connection with any such claim of liability, provided, however, that no director or officer shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number       Description
------       -----------

5.1* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of Common Stock being offered.

23.1* Consent of Feldman Sherb & Co., P.C., independent public accountants.

23.2*        Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in
             Exhibit 5.1).

24.1* Powers of Attorney of certain directors and officers of the Company.

99.1* Consulting Agreement dated as of January 14, 2002 by and between the Company and Doug G. Furth.

99.2* Consulting Agreement dated as of January 14, 2002 by and between the Company and Mark Fixler.

----------------------
*            Filed herewith.

ITEM 9. UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fargo, state of Florida, on this 22nd day of January, 2002.

                                        LIGHT MANAGEMENT GROUP, INC.


                                        By:/s/ Barrington L. Simon
                                           -------------------------------------
                                           Name:  Barrington L. Simon
                                           Title: Chairman of the Board

                                POWER OF ATTORNEY

             KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints each of Barrington L. Simon and Donald Iwacha each as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, each with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Commission, hereby granting unto each attorney-in-fact and agent full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as, he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 22nd day of January, 2002 indicated.

              Signature                               Title
              ---------                               -----

/s/ Donald Iwacha                         President and Chief Executive Officer
--------------------------------
Name: Donald Iwacha


/s/ Ian Brock                             Director
--------------------------------
Name: Ian Brock


/s/ Barrington L. Simon                   Chairman of the Board and Director
--------------------------------
Name: Barrington L. Simon


/s/ Dr. Arkadi Rozenchtein                Director
--------------------------------
Name: Dr. Arkadi Rozenchtein


/s/ Austin Thorne                         Director
--------------------------------
Name: Austin Thorne

Exhibit
Number       Description
------       -----------

5.1* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of Common Stock being offered.

23.1* Consent of Feldman Sherb & Co., P.C., independent public accountants.

23.2*        Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in
             Exhibit 5.1).

24.1* Powers of Attorney of certain directors and officers of the Company.

99.1* Consulting Agreement dated as of January 14, 2002 by and between the Company and Doug G. Furth.

99.2* Consulting Agreement dated as of January 14, 2002 by and between the Company and Mark Fixler.

----------------------
*            Filed herewith.